Exhibit 10.1

  May 20, 2009

  Jeffrey D. Hoffman
  Chief Executive Officer
  Enable Holdings, Inc.
  8725 West Higgins Road, Suite 900
  Chicago, IL 60631

Re:	Capstone Investments Advisory Agreement

Dear Mr. Hoffman:

This letter agreement (this “Agreement”) will confirm the arrangements under which CapStone Investments (“CapStone”) is authorized to act as placement agent (“Agent” or “Agency”) for Enable Holdings, Inc., an entity formed under the laws of Delaware, and its affiliates and subsidiaries (“ENAB”) in connection with a proposed offering of debt and/or  equity securities of ENAB (the “Securities”).  The terms of the offering will be set forth in a separate term sheet upon completion of due diligence. The terms of this letter will expire at 5:00 p.m. on Friday, May 22, 2009, unless fully executed by duly authorized representatives of both parties.

The services provided by CapStone are separated into the following basic areas: advisory and deal financing.  A description of CapStone’s functions and activities in each of these areas and the applicable compensation to CapStone are described as follows:

Advisory/Disclosure

ENAB agrees to provide the Agent with certain information which may also include confidential informational, including up-to-date financial data on its operations. This information shall be furnished in a timely manner and shall be complete and accurate to the best of ENAB’s knowledge. ENAB authorizes the Agent to commence such due diligence investigations which in the Agent’s reasonable good faith judgment would be required to verify ENAB’s ability to complete the transactions, make the required representations, perform its obligations under the proposed covenants and cause the projected payments to be made under the terms of the Securities. ENAB and its management will allow the entities set forth on Exhibit A the opportunity to ask ENAB questions concerning the operations and financial statements of ENAB. ENAB will also represent and warrant that the information provided by ENAB and the Offering Materials do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make any statement not misleading.

The Agent will: (a) review the due diligence files prepared by ENAB, its counsel and/or other 3rd parties for the transaction, including any and all required opinion letters; (b) provide ENAB with a commercially reasonable due diligence checklist to assist in the preparation of the required due diligence files; (c) make comments where appropriate and may request additional documentation and, (d) provide other advisory services upon written request.

It is recognized and understood that there is no assurance that the Agent’s due diligence review process will confirm that ENAB should, in the Agent’s judgment, proceed with the proposal. If the Agent decides not to proceed with the proposal based on its due diligence review, it will discuss those factors supporting this conclusion. Before a negative conclusion is arrived at, the Agent will discuss its concerns with ENAB to determine if the proposal can be modified or adjusted in order to allow the Agent to proceed with this engagement. If the Agent or ENAB determines not to proceed with the proposal, than this Agreement will automatically terminate and ENAB and the Agent have no further obligations hereunder.

Should ENAB elect to engage CapStone and in order to begin the Due Diligence portion of this engagement, please execute this Agreement and remit non refundable retainer fees in the amount of TEN THOUSAND DOLLARS ($10,000) due and payable by wire transfer according to the wire transfer instructions below.  Also, please send a signed original to Scott O’Sullivan, CapStone Investments, 12760 High Bluff Drive, San Diego, California 92130.

Deal Financing

Depending on the type of financing facility finally agreed to, ENAB and/or the investor(s) will prepare or have prepared all necessary offering, transaction, and/or loan documents. This transaction may consist of a single or multiple tranches and may have one or more closing dates.

Fees

As compensation for the services of CapStone hereunder, ENAB shall pay to CapStone the following cash fees pursuant to the following wire transfer instructions:

•           Capstone shall receive a cash fee equal to seven percent (7%) of the total cash invested in any form of equity or equity-linked financing.

•           Capstone shall receive a cash fee equal to four percent (4%) of the maximum possible drawdown amount of any debt or debt-related financing

•           Capstone shall receive a cash fee equal to two and one half percent (2.5%) of the total cash consideration or transaction amount of any form of debt repurchase or restructuring.

In addition to the cash fees set forth above, ENAB shall also issue the following to CapStone as additional compensation under the terms of this Agreement:

•           ENAB shall issue to Capstone a warrant to purchase common shares of ENAB common stock equal to seven percent (7%) of the maximum number of shares that could be issued pursuant to any financing, including investor warrants or, in the absence of any equity-linked issuance, seven percent (7%) of the maximum amount of cash that could be received under the financing divided by the closing price of ENAB’s common stock per a reputable information resource (i.e.: Bloomberg) on the day the financing is closed.  This warrant will have an exercise price equal to the minimum exercise price of any warrants received by investors in such Financing or in the absence of any warrant issuance, the closing price for the common stock of ENAB on the day of the closing of the financing.

All cash fees will be due and payable at Closing and shall be a condition of Closing.  All shares and warrants shall be issued at Closing and shall be a condition of Closing.

Retention

ENAB hereby retains CapStone, and CapStone agrees to act, in accordance with the provisions of this paragraph, as an exclusive representative and exclusive placement agent in connection with the private issuance or sale of the Securities during the term of this Agreement.  Capstone from time to time will present to ENAB a limited number of Potential Investor names whom Capstone believes might be interested in investing in ENAB and if ENAB approves the name, such names will be added into the Exhibit A.  In connection with this engagement, CapStone’s services may include, upon ENAB’s request, (i) assistance in preparation materials (which may include a private offering memorandum or institutional group selling document) describing ENAB, its business, operations, assets and prospects (the “Offering Materials”) and (ii) identifying and contacting potential purchasers of the Securities. ENAB will remain the sole owner of all Offering Materials, including, without limitation, all project related information, all contracts, revised or otherwise, all legal opinions and/or documents, and all other materials associated with the project.  Notwithstanding the forgoing, CapStone agrees that ENAB may continue to pursue its efforts to raise equity capital from retail investors including those listed on Exhibit B.  In addition, CapStone agrees to reduce its fees by 50% for any investments made by Victory Park and its related funds.

CapStone acknowledges and agrees that ENAB shall retain the sole and exclusive right to accept or reject any proposed sale of Securities and ENAB shall not incur any liability to CapStone for such rejection.  ENAB may terminate the offer and sale of the Securities at any time in its sole discretion.

ENAB understands that CapStone will be acting as the exclusive Agent of ENAB in the offering and sale of the Securities and acknowledges and agrees that, in connection therewith, CapStone will use its “best efforts” to place the Securities. ENAB expressly acknowledges and agrees that CapStone’s obligations hereunder are not on a firm commitment basis and that the execution of this Agreement does not constitute a commitment by CapStone to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof.

Additional Terms and Conditions

Term.  CapStone will, on a “best efforts” basis through its registered personnel or through separate registered broker-dealers, arrange for the Private Offering within 180 days following the completion and approval of the pricing of the Securities or the completion of the transaction documents (“Term”).

If a Letter of Intent or Term Sheet is signed or funds placed into escrow relating to an offering of securities of ENAB during the Term or within eighteen (18) months of the termination of this Agreement with or by a third party with whom ENAB has any discussions as a result of an introduction by CapStone, then CapStone’s fee will be due and payable as provided herein. CapStone shall advise ENAB of the parties who CapStone is approaching on a monthly basis.

Escrow.  It is agreed and understood that CapStone will require that an escrow agent or investment fund hold the investor proceeds and that the escrow agent or fund manager holding the investor proceeds available for distribution to the issuer shall, at closing, wire transfer directly to CapStone and any other placement Agent any cash fee due on the funds raised.

Information.  During the course of the Term of this Agreement, ENAB agrees to furnish CapStone with such information about ENAB as CapStone may commercially reasonably request, including information to be included in a private offering memorandum, offering circular or other disclosure document (“Company Information”). ENAB represents and warrants to CapStone that all Company Information will be accurate and complete in all material respects and will not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, in each case at the time such information is furnished. ENAB agrees to advise CapStone during the period of the engagement of all developments materially affecting ENAB or the accuracy of the Company Information previously furnished to CapStone and the entities set forth on Exhibit A attached hereto. In addition, any representations and warranties made by ENAB to the entities set forth on Exhibit A attached hereto pursuant to the transactions contemplated hereby shall be deemed to be incorporated into this Agreement and any opinions delivered by or on behalf of ENAB to the entities set forth on Exhibit A attached hereto shall expressly provide that CapStone may rely upon such opinions. ENAB acknowledges and confirms that CapStone may rely upon such opinions, if applicable.  ENAB acknowledges and confirms that CapStone (i) will be relying solely on such information and other information available from generally recognized public sources in performing the services contemplated hereunder, (ii) will not independently verify the accuracy or completeness of such information, (iii) does not assume responsibility for the accuracy or completeness thereof, and (iv) will make appropriate disclaimers consistent with the foregoing and their affiliates may share with each other, any information related to ENAB or ENAB’s affiliates (including information relating to creditworthiness), provided that CapStone take all necessary actions as defined in the Non-Disclosure Agreement executed by the parties on January 15, 2009 to protect such confidential information.

Other Fees and Expenses.  ENAB will, if applicable, endeavor in good faith, in cooperation with CapStone and its counsel, to qualify, to the extent applicable and/or required by applicable law, the sale of the Securities for offer and sale under the applicable securities of such jurisdictions as CapStone may commercially reasonably designate, and ENAB will use its best efforts to maintain such qualifications in effect for as long as may be required for the distribution of the Securities.  In each jurisdiction where the Securities shall have been qualified as above provided, ENAB will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.

In addition, ENAB shall be responsible for all commercially reasonable fees, charges, expenses and disbursements relating to the offering, including, without limitation, all commercially reasonable fees, charges, expenses and disbursements in connection with (i) the preparation (including but not limited to reasonable attorneys’ fees, reasonable accountants’ fees, and other reasonable related consultants’ fees), printing, filing, distribution and mailing of any offering, transaction, or loan documents and any supplement and amendment thereto and all other documents relating to the offering and the purchase, sale and delivery of the Securities, including the cost of all copies thereof; (ii) the issuance, sale, transfer and delivery of the Securities, including any transfer of other taxes payable thereon and the fees of any transfer agent or registrar; and (iii) the registration or qualification of the Securities for offer and sale under the securities laws of such states and other jurisdictions as may be required (including, without limitation, all filing and registration fees and disbursements). Any third party cost or expense incurred by CapStone exceeding five thousand dollars ($5,000) will be submitted in writing to ENAB by CapStone for pre-approval, which shall not be unreasonably withheld. It is understood that the total third party cost and expenses incurred by CapStone are not expected to exceed $50,000.  ENAB understands and agrees that any investor may require that its attorneys’ fees and expenses also be paid by ENAB or from the proceeds of the financing.

Indemnification.  ENAB agrees to indemnify CapStone and its affiliates and each person in control of CapStone and its affiliates and their respective officers, directors, employees, agents and representatives and their respective affiliates and control persons (collectively, the “CapStone Indemnified”), arising out of or based upon any untrue statement of any material fact contained in the Offering Materials or confidential information or the omission or alleged omission to state therein a material fact to be stated therein or necessary to make the statements therein in the light of the circumstances under which they are made, not misleading; provided, however, that ENAB shall not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made therein upon, and conformity with, information relating to any CapStone Indemnified party furnished to ENAB by any CapStone Indemnified party specifically for the use in the preparation thereof; provided, further, that no such indemnity shall be provided against negligent acts of, or willful conduct by, the CapStone Indemnified.

CapStone agrees to indemnify ENAB and its affiliates and each person in control of ENAB and its affiliates and their respective officers, directors, employees, agents and representatives and their respective affiliates and control persons arising out of or based upon any information relating to such indemnifying party furnished to ENAB in writing by such indemnifying party specifically for use in the preparation of the Offering Materials or confidential information, if such information constituted an untrue statement or alleged untrue statement of any material fact therein or the omission or alleged omission to state therein a material fact required to be therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no such indemnity shall be provided against negligent acts of, or willful conduct by, such parties otherwise entitled to indemnification herein.  CapStone’s liability shall be limited to the amount of fees it receives as a result of this engagement.

Other Services.  ENAB acknowledges and agrees that CapStone and/or its affiliates may be requested by ENAB to provide additional services with respect to ENAB or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to ENAB and CapStone (or any such affiliate). Nothing in this Agreement is intended to obligate or commit CapStone or any of its affiliates to provide any services or financing other than as set out herein.

No Shareholder Rights. ENAB acknowledges and agrees that CapStone has been retained only by ENAB and that ENAB’s engagement of CapStone is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, owner or partner of ENAB or CapStone or any other person not a party hereto. Unless otherwise expressly agreed, no person or entity other than ENAB is authorized to rely upon ENAB’s engagement of CapStone or any statements, advice, opinions, or conduct by CapStone.

Successors and Assigns.  This engagement agreement is binding on all successors and assigns. However, it shall not be assigned without the prior written consent of the other party. This agreement shall be construed in accordance with and enforceable under the laws of the State of California.

Governing Law. This Agreement constitutes the entire agreement between ENAB and CapStone, and supersedes all other prior agreements and understandings, other written and oral, between the parties hereto with respect to the subject matter hereof and cannot be amended or otherwise modified except in writing executed by the parties hereof.  Any dispute arising from the interpretation, validity or performance of this Agreement or any of its terms and provisions shall be submitted to arbitration in Los Angeles County, California.

Miscellaneous.  This Agreement may be executed in two or more counterparts, including electronically transmitted counterparts, all of which together shall be considered a single instrument.  The term “affiliate” as used herein shall have the meaning ascribed to such term in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

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We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

CapStone Investments

By: ___/s/ Jason Diamond___ __________
Jason Diamond
Principal

AGREED AND ACCEPTED:

Enable Holdings, Inc.

By: _/s/ Jeffrey D. Hoffman_____________                     Dated:  May 20, 2009
Jeffrey D. Hoffman.
Chief Executive Officer